EMPLOYMENT AGREEMENT

THIS AGREEMENT made May 19th 2004.

BETWEEN:

KENSINGTON RESOURCES LTD., a company incorporated under the laws of the Province of British Columbia, and having an office at Suite 306 – 1208 Wharf Street, in the City of Victoria, Province of British Columbia

("Kensington")

AND:

ROBERT A. MCCALLUM, of 530 Red Wing Drive, in the City of Penticton, Province of British Columbia

(the "Employee")

WHEREAS Kensington has agreed to employ the Employee and the Employee has agreed to be employed by Kensington on the terms, conditions and understandings set forth in this Employment Agreement (the "Agreement");

THEREFORE, in consideration of the mutual promises contained in this Agreement, Kensington and the Employer agree as follows:

1. POSITION

1.1 Kensington shall employee the Employee, commencing on the 1st day of June, 2004. The Employee's position and title shall be "President and CEO".

1.2 The Employee shall report to and be responsible to the Board of Directors of Kensington (the "Board").

1.3 The Employee will perform all such duties commensurate with the position as are necessary to properly and efficiently administer Kensington's operations.

1.4 The Employee agrees to well and faithfully serve Kensington's interests and shall devote his full time, effort, skill, attention and energies to the performance of his duties in relation to the business of Kensington.

1.5 The Employee agrees during the term of this Agreement not to undertake any obligations, or perform any employment, or consulting services, other than the services contemplated by this Agreement, unless otherwise agreed to, in writing by the Board.

2. TERM OF AGREEMENT AND RENEWAL

2.1 The Employee's appointment is for a period of three years, commencing on June 1, 2004, ceasing on May 31, 2007 (the "Term").

2.2 There shall be no right of renewal of this Agreement. In the event that Kensington, in its sole discretion, wishes to offer the Employee an opportunity to renew this Agreement, then it shall provide the Employee with written notice of such intention not less than one hundred and eighty (180) days prior to the expiry of the Term, whereupon the parties shall commence negotiations. If the parties cannot reach agreement on renewal then the employment of Employee shall terminate at midnight on the last day of the Term and the Employee shall not be entitled to any additional compensation whatsoever in respect of such termination of his employment.

2.3 Kensington agrees to carry out a review of the performance of the Employee upon the Employee's completion of six (6) months' employment under this Agreement.

3. REMUNERATION

During the term of this Agreement, Kensington will pay and provide to the Employee remuneration for carrying out his duties and responsibilities as follows:

3.1 Salary

a. Kensington will pay to the Employee a basic salary, effective from June 1, 2004, of $150,000.00 per annum, less tax, payable bi-weekly.

b. The Board shall review the Employee's salary and benefits annually. Following such review of the Employee's salary and benefits, it may be revised at the sole discretion of the Board.

3.2 Bonus

In addition to his annual salary, at the conclusion of the first anniversary of this Agreement, in the absolute discretion of the Board, the Board will decide on a bonus payment. Such bonus payment, if any, may be up to 50% of the basic salary, as stipulated in paragraph 3.1(a) of this Agreement and may be payable by way of cash, or grant of stock options, or a combination of cash and grant of stock options. The employee shall have the right to decide what combination of cash and stock options the bonus will take. In granting, or not granting, such bonus payment, the Board shall give due consideration to the employee's efforts and success in achieving the aims and goals of Kensington,

such aims and goals to be mutually agreed to by the parties during the first year of the operation of this agreement.

3.3 Vacation and Statutory Holidays

a. The Employee shall be entitled to four (4) weeks vacation during each year of the Term.

b. The Employee is entitled to the same statutory holidays as other employees of Kensington.

3.4 Expenses

a. Kensington shall reimburse the Employee for all reasonable, business-related expenses incurred by the Employee in performing his duties, provided that the Employee provides Kensington, within two (2) months from each expenditure, with a written statement of the expenses incurred, together with copies of all receipts and supporting documentation, except that any expense to be incurred in excess of $20,000.00 shall be approved, in writing, by the Board, in advance of committing such expense.

b. Kensington will provide to the Employee during each year of the Term of this Agreement, the all inclusive sum of Twenty-Four Thousand Dollars ($24,000.00) as a combined housing and vehicle allowance. This allowance shall be reviewed annually by the Board which may make adjustments to same, in its sole discretion. This sum shall be paid to the Employee upon the execution of this Agreement and upon the first anniversary of the execution of this Agreement, unless this Agreement is otherwise earlier terminated in accordance with the provisions of paragraph 4 hereof, in which case the Employee will be paid the pro-rated share of the allowance to the date of termination.

c. Kensington will reimburse the Employee for all reasonable expenses incurred by the Employee to visit Victoria, British Columbia, in order to secure suitable accommodation and, in addition, shall also reimburse the Employee for reasonable moving costs of his family's effects from Penticton, British Columbia to Victoria, British Columbia. In the event that the employment of the Employee terminates for reasons other than for cause, he shall be reimbursed for the reasonable moving costs to relocate his family effects from Victoria, British Columbia to Penticton, British Columbia.

3.5 Stock Options

a. Kensington agrees to set the following options at a price of Kensington's share value at the end of business on Friday, May 14, 2004. A total of 400,000 options will be set and provided to the Employee, and such options will vest 100,000 upon the execution of this Agreement, 100,000 upon the six month anniversary of the execution of this Agreement and the remainder of 200,000 will vest upon the first anniversary of the execution of this agreement, unless this Agreement is otherwise earlier terminated in accordance with the provisions of paragraph 4 hereof. Any and all stock options granted to the Employee will only remain valid to be exercised for three (3) years calculated from the date of the granting of such stock options.

4. TERMINATION

4.1 Kensington may terminate the Employee's employment, at any time, for cause, without notice or pay in lieu of notice.

4.2 The Employee may terminate his employment with Kensington, at any time, by providing Kensington with three (3) months' written notice, which notice may be waived in whole, or in part, by Kensington.

4.3

a. In the event a Change in Control occurs, as a result of the approval of the Board, and, within one (1) year thereafter, the employment of the Employee is terminated for a reason other than for cause, then the company shall pay to the Employee, as severance pay, a lump sum payment of one year at the average salary, as determined by the "Actual Annual Salary Survey" of organizations with less than 1000 employees, for Chief Executive Officers and Presidents, as published by Price Waterhouse Cooper.

b. In the event a Change in Control occurs, which is not approved by the Board, then the Employee may, at his option, within ninety (90) days of the date of the Change in Control, elect whether to remain as an employee or to resign. In the event of his resignation, he shall be entitled to receive, as severance, either the balance remaining under the Term, or a minimum of two (2) years, at the average salary, as determined by the "Actual Annual Salary Survey" of organizations with less than 1000 employees, for Chief Executive Officers and Presidents, as published by Price Waterhouse Cooper.

c. In the event of any payment under either 4.3(a) or (b) above, the Employee agrees that prior to such payment, he shall execute a Release of any and all claims he may have against Kensington and its officers, employees, directors, parents and affiliates.

d. A "Change in Control" shall mean the consummation of any of the following events during the Term of this Agreement:

(i) a sale, lease or disposition of all or substantially all of the assets of the company, or,

(ii) a sale, merger, consolidation, reorganization, recapitalization, sale of assets, stock purchase, contribution or other similar transaction (in a single transaction or a series of related transactions) of Kensington, with or into any other corporation, or corporations, or other entity, or any other corporate reorganization, where the stockholders of Kensington immediately prior to such event do not retain (in substantially the same percentages) beneficial ownership, directly or indirectly, of more than 50% of the voting power of, and interest in, the successor entity, or the entity that controls the successor entity, provided, however, that no Change in

Control shall be deemed to have occurred due to the conversion or payment of any equity, or debt instrument, of Kensington, which is outstanding on the date hereof.

5. NOTICES

5.1 All notices required or permitted to be given shall be in writing and may be delivered personally, sent by facsimile, or by email, or may be sent by first class prepaid registered mail to the addresses set forth above, or to other such addresses as may from time to time be provided in writing by the parties. Any notice delivered, or sent by facsimile, or email, shall be deemed to have been given and received at the time of delivery. Any notice mailed shall be deemed to have been given and received on three (3) days after the mailing.

6. JURISDICTION

6.1 This Agreement shall be construed under and governed by the laws of British Columbia.

7. MISCELLANEOUS

7.1 This Agreement constitutes the entire Agreement between Kensington and the Employee, and all other agreements, understandings, representations or provisions relating to the subject matter of this Agreement are of no further force and effect and are declared terminated and cancelled.

7.2 All provisions of this Agreement are to be construed as separate and distinct covenants and agreements, separable from all other such separate and extinct covenants and agreements. Should any provision, or provisions, of this Agreement be determined to be illegal, void or unenforceable, it and they shall be considered separate and severable from this Agreement and its remaining provisions shall remain in force and be binding upon the parties.

8. DISPUTE RESOLUTION

8.1 The parties agree to submit any dispute arising out of, or in connection with, this Agreement, or in respect of any legal relationship associated with, or derived from it, to mediation under the Commercial Mediation Rules of the British Columbia International Commercial Arbitration Centre ("BCICAC").

8.2 If the parties are not able to resolve the dispute within fifteen (15) days of appointment of the mediator, or such longer period of time agreed to by the parties, the dispute shall be referred to and finally resolved by arbitration under the Domestic Commercial

Arbitration Rules of the BCICAC. The place of arbitration shall be Victoria, British Columbia.

IN WITNESS WHEREOF THE PARTIES hereto have duly executed this Agreement as of the day and year first above written.

THE CORPORATE SEAL OF)
KENSINGTON RESOURCES LTD.)
was hereunto affixed in the presence of:)

[signature]) C/S
Authorized Signatory)

David H. Stone)
Authorized Signatory)

SIGNED, SEALED AND DELIVERED)
by **ROBERT A. McCALLUM**, in the)
presence of:)

L Monette) R. A. McCallum
Witness) **ROBERT A. McCALLUM**

1829 Carnarvon Street)
Address)

Executive Assistant)
Occupation)

ADDENDUM

BETWEEN:

KENSINGTON RESOURCES LTD., a company incorporated under the laws of the Province of British Columbia, and having an office at Suite 306 – 1208 Wharf Street, in the City of Victoria, Province of British Columbia

("Kensington")

AND:

ROBERT A. MCCALLUM, of 530 Red Wing Drive, in the City of Penticton, Province of British Columbia

(the "Employee")

This is an addendum to, and shall form part of, that certain agreement between the parties hereto, dated the 3 day of December, 2004 (the "Agreement").

1. In the event of a Change of Control pursuant to paragraph 4.3 of the Agreement occurs, then the stock options then held by the Employee shall immediately become fully vested.

IN WITNESS WHEREOF THE PARTIES hereto have duly executed this Agreement as of the day and year first above written.

THE CORPORATE SEAL OF
KENSINGTON RESOURCES LTD.
was hereunto affixed in the presence of:

[signature]
Authorized Signatory

[signature]

C/S

SIGNED, SEALED AND DELIVERED
by **ROBERT A. McCALLUM**, in the
presence of:

L Monette
Witness
1829 Carnarvon
Address
Assistant
Occupation

[signature]
ROBERT A. McCALLUM